Advanced Series Trust
For the semi-annual period ended 6/30/08
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Goldman Sachs Mid-Cap
Growth Portfolio

1.   Name of Issuer:  SandRidge Energy Inc.

2.   Date of Purchase:  November 5, 2007

3.   Number of Securities Purchased:  28,700,000

4.   Dollar Amount of Purchase:  $746,200,000

5.   Price Per Unit:  $26

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Lehman Brothers


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Lehman Brothers Inc.
Goldman, Sachs & Co.
Bank of America Securities LLC
Bear, Stearns & Co., Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC
Howard Weil Incorporated
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Simmons & Company International
Tudor, Pickering & Co. Securities, Inc.